MANAGEMENT AND LICENSE AGREEMENT



          THIS MANAGEMENT AND LICENSE AGREEMENT (the "Agreement") is made and entered into as of this 17th day of April, 1996, by and between PROFESSIONAL SPORTS CARE HUNTINGTON, L.P., a New York limited partnership, with offices at 550 Mamaroneck Avenue, Harrison, New York 10528 ("Management") and ROBERT PANARIELLO, PT, P.C., a New York Professional Corporation with offices at Nassau West Omni, 333 Earl Ovington Boulevard, Uniondale, New York ("Panariello, PT, P.C.").

          WHEREAS, Panariello, PT, P.C. is in the business of providing physical therapy and other rehabilitative and therapeutic services to its patients and clients at 33 Walt Whitman Road, Huntington, New York (the "Facility"); and

          WHEREAS, Panariello, PT, P.C. is interested in licensing the use of certain office space leased by Management; and

          WHEREAS, Management is in the business of consulting in the start up of, managing and administering the non-professional operations of, and providing other non-professional services to business entities which provide physical therapy and other rehabilitative and therapeutic programs; and

          NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties hereinafter contained, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

          1. ENGAGEMENT OF MANAGER; TERM.

          Panariello, PT, P.C. hereby engages Management as the sole and exclusive manager to manage in accordance with this Agreement the day-to-day non-professional


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operations of Panariello, PT, P.C. and to render such further non-professional services to, or for the benefit of Panariello, PT, P.C. as shall be hereinafter described in this Agreement. Management hereby accepts such engagement and agrees to exert and furnish customary levels of skill, judgment, effort and care in furthering the interests of Panariello, PT, P.C. in the management of the day-to-day non-professional operations of Panariello, PT, P.C. and in rendering such further non-professional services to, or for the benefit of Panariello, PT, P.C. as shall be hereinafter described in this Agreement, all in accordance with the terms and subject to the conditions of this Agreement. The term of this Agreement shall be for a period of one (1) year commencing on April 17, 1996 and shall automatically renew for additional one (1) year increments unless terminated in accordance with Paragraph 8 of this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall relate only to Panariello, PT, P.C.'s operations at the Facility.

          2. REPRESENTATIONS AND WARRANTIES.

          2.1 Representations and Warranties of Panariello, PT, P.C. Panariello, PT, P.C. represents and warrants to Management that:

              2.1.1 Due Organization; Good Standing; Power.

          Panariello, PT, P.C. is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Panariello, PT, P.C. has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

              2.1.2 Authorization and Validity of Document.


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          The execution, delivery and performance of this Agreement by
Panariello, PT, P.C. has been duly and validly authorized by Panariello, PT, P.C. This Agreement has been duly executed and delivered by Panariello, PT, P.C. and is a legal, valid and binding obligation of Panariello, PT, P.C. fully enforceable against Panariello, PT, P.C. in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

          2.2 Representations and Warranties of Management.

          Management represents and warrants to Panariello, PT, P.C. that:

              2.2.1 Due Organization; Good standing; Power.

          Management is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of New York. Management has all requisite power to enter into this Agreement and to perform its obligations hereunder.

              2.2.2 Authorization and Validity of Document.

          The execution, delivery and performance of this Agreement by Management has been duly and validly authorized by Management. This Agreement has been duly executed and delivered by Management and is a legal, valid, and binding obligation of Management, fully enforceable against Management in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

          3. OPERATING ACCOUNTS.

          Management shall establish, in Panariello, PT, P.C.'s name, one or more checking accounts at a national bank that shall at all times be fully insured by the Federal


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Deposit Insurance Corporation (the "Operating Accounts") and at least one of the aforementioned checking accounts shall be established at a bank with a branch in Long Island, New York. Those officers of Panariello, PT, P.C. and Management (the "Authorized Signatories") listed on Exhibit A attached hereto and incorporated by reference herein shall have authority to draw checks on the Operating Accounts. All moneys collected by Management arising out of or in connection with Management's performance under and pursuant to this Agreement shall be deposited by Management promptly in the Operating Accounts. All drafts drawn upon the Operating Accounts by the Authorized Signatories shall be signed in a representative capacity as the authorized representative of Panariello, PT, P.C.

          4. POWERS AND DUTIES OF MANAGEMENT.

          Upon the terms and subject to the conditions of this Agreement and to any specific instruction given to Management by Panariello, PT, P.C. during the term of this Agreement, Management shall have exclusive authority and the obligation and duty to manage and administer the non-professional operations of Panariello, PT, P.C. Management's specific obligations and duties shall include, but not be limited to, the following:

          4.1 Collection of Accounts.

          Management shall train, supervise and regulate Panariello, PT, P.C.'s nonprofessional personnel, if any, with respect to computing the amount of, generating, and, in the name of Panariello, PT, P.C., issuing and mailing by first-class United States mail, billing statements (the "Bills") to all patients and/or clients of Panariello, PT, P.C. for whom Panariello, PT, P.C. has provided services. When and if appropriate, Management shall also assist in, subject to the control of Panariello, PT, P.C., the provision of Bills together with


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other required documentation to third-party payers for reimbursement for services provided to patients and/or clients. Management shall assist in, subject to the control of Panariello, PT, P.C., the collection of all monies owed to Panariello, PT, P.C. as evidenced by the Bills and all such moneys shall be deposited into the Operating Account not later than by the close of business on the day of receipt of such moneys. Subject to the control of Panariello, PT, P.C., Management shall exert all reasonable commercial efforts, in accordance with all applicable laws, statutes, ordinances, rules and regulations ("Laws") of all federal, state and local governments ("Governments") and all agencies, bureaus, commissions and other instrumentalities ("Governmental Agencies") of Governments having jurisdiction to collect all amounts owed to Panariello, PT, P.C. under the service contracts; provided, however, that when Management shall reasonably determine that legal assistance or action shall be required for such collection (or for any other matter related to Management's duties hereunder), such assistance or action shall be taken, as the case may be, through counsel selected by Management and approved by Panariello, PT, P.C. The legal expenses incurred as a result of any such assistance or action shall be paid by Panariello, PT, P.C.

          4.2 Payment of Expenses.

          The costs and expenses that shall be paid by Panariello, PT, P.C. hereunder shall include compensation of all physical therapists and physical therapy assistants employed by Panariello, PT, P.C. at fair market value which compensation shall include salaries, wages, fringe benefits, worker's compensation insurance, health insurance, social security and unemployment taxes. It is understood that all out-of-pocket expenses of Management in


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connection with this management agreement shall be paid by Panariello,
PT, P.C. pursuant to Paragraph 7(d) of this Agreement.

          4.3 Financial Records.

          Subject to Panariello, PT, P.C.'s control, Management shall supervise the maintenance on a current basis of true, correct and complete books and records of all monies received and disbursed from the services provided by Panariello, PT, P.C., and all matters relating thereto, and all such records shall be available for inspection by Panariello, PT, P.C. and Panariello, PT, P.C.'s representatives at all reasonable times. Management shall prepare and deliver the following to Panariello, PT, P.C. at the following times:

          Annual Report. An annual written report (the "Annual Report"), showing the revenues and expenses for the immediately preceding calendar year, on an accrual basis. The Annual Report shall report revenues and expenses on an annual basis and on a calendar quarterly basis, including year-to-date results and shall compare such amounts with the amounts incurred for the same periods during the calendar year immediately preceding the calendar year with respect to which the Annual Report was prepared and submitted. Management shall coordinate the preparation of all Panariello, PT, P.C. tax returns and respond to all audits of Panariello, PT, P.C. and its business. Any expenses incurred for independent certified public accountants in connection with the preparation or auditing of annual financial statements and tax returns of Panariello, PT, P.C. shall be paid either directly by Panariello, PT, P.C. or by Management from Panariello, PT, P.C.'s funds within the Operating Accounts. Robert Panariello, PT shall arrange for the preparation of his personal tax returns and make all payments for any expenses incurred in connection therewith.


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          4.4 Operation and Regulatory Reports.

          Management shall deliver to Panariello, PT, P.C. a monthly report which lists all patients of Panariello, PT, P.C., utilization of services provided by Panariello, PT, P.C. and contains such other and further information as Panariello, PT, P.C. may reasonably request. Management shall timely assist Panariello, PT, P.C. in the preparation of all written reports and information that shall be lawfully required by any Government or Governmental Agency having jurisdiction over Panariello, PT, P.C., Panariello, PT, P.C.'s properties, assets or business (or any business of Management which relates to Management's management of Panariello, PT, P.C.). Panariello PT, P.C. shall review and approve all such required reports and/or information before any dissemination of the same.

          4.5 Processing Disputes.

          Management shall assist Panariello, PT, P.C. in administration and processing of all disputes, grievances and complaints between Panariello, PT, P.C. and all third parties, subject at all times to the review and final approval of Panariello PT, P.C.

          4.6 Budget.

          Management shall prepare a written annual budget (the "Budget") for Panariello, PT, P.C. which sets forth major operating objectives, anticipated revenue, expenses, cash flow and capital expenditures. Management shall deliver a copy of the Budget to Panariello, PT, P.C. for acceptance, rejection or modification, within thirty (30) days prior to the commencement of each of Panariello, PT, P.C.'s calendar years. The Budget shall delineate all management and administrative costs and expenses.

          4.7 Insurance.

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          Management shall procure on behalf of (and with the prior written approval of) Panariello, PT, P.C., insurance of such kinds, in such amounts, with such companies and on such terms and conditions as Panariello, PT, P.C. shall determine in the exercise of its reasonable judgment. All such policies shall name Management and Panariello, PT, P.C. as coinsureds, as their respective interests may appear.

          4.8 Government Regulations; Licenses.

          To the extent known, and material to the operation of Panariello, PT, P.C.'s business, Management shall promptly notify Panariello, PT, P.C. of any material changes which may occur in, relevant Laws of any Government or Governmental Agency having jurisdiction over Panariello, PT, P.C., its properties, assets, agents or business. The foregoing shall not in any way limit Panariello, PT, P.C.'s continuing professional and legal responsibility to comply with, and be aware of, all licensing, regulatory, professional or other requirements applicable to individuals licensed to provide physical therapy service.

          4.9 Confidentiality of Records.

          Subject to review and approval of Panariello, PT, P.C., Management shall adopt procedures that shall assure maximum confidentiality to the records of Panariello, PT, P.C. and shall comply with the applicable laws of all Governments and Governmental Agencies relating to the records of Panariello, PT, P.C. Information, documents and data on patient medical records may not be disclosed to any person or entity without the consent of a patient except for use reasonably connected with the administration of this Agreement or when required or permitted by applicable law and in any case, only with the consent of Panariello, PT, P.C.


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                  4.10  Location of Operations.

                  Management shall perform its management and administrative services for Panariello, PT, P.C. at and from offices of Panariello, PT, P.C. and Management.

                  4.11  Contracts with Patients.

                  Panariello, PT, P.C. shall have ultimate responsibility for reaching agreement with patients regarding the terms of treatment and all aspects of the professional rendering of such treatment.

                  4.12  Contract Compliance.

                  Management shall, for and on behalf of Panariello, PT, P.C., assist in the compliance with the provisions of all contracts and other agreements to which Panariello, PT, P.C. is or becomes a party during the term of this Agreement. Panariello, PT, P.C. shall at all times retain responsibility and control over the delivery of professional services to patients.

                  4.13   Access; Financial Reports.

                  Management shall at all times during normal business hours provide Panariello, PT, P.C. with access to all Management facilities applicable to professional services provided by Panariello, PT, P.C. and to the books and records of Panariello, PT, P.C. Management shall respond promptly to all reasonable requests by Panariello, PT, P.C. for information, documents or data.

                  4.14 Marketing.

                  Management shall advertise, promote and market Panariello, PT, P.C. in accordance with Section 6 of this Agreement.


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                  4.15 Upon the  termination  or  expiration of the term of this
Agreement, Management shall deliver to Panariello, PT, P.C. all books, records, insurance policies, contracts, funds, invoices, receipts, and all other records, information, data, instruments and documents in Management's possession solely relating to professional services provided by Panariello, PT, P.C. Within 29 days after such expiration or termination Management shall render a final accounting and statement to Panariello, PT, P.C.

          5.      EMPLOYEES AND INDEPENDENT CONTRACTORS.

                  All non-professionally licensed persons, other than those specified in Paragraph 4.2, if any, employed or retained as agents, employees, servants or independent contractors in connection with the management of Panariello, PT, P.C. (collectively, the "Management Employees") shall be employees of or independent contractors engaged by Management.

          6.      LICENSING, MARKETING AND PROMOTION.

          Management hereby grants to Panariello, PT, P.C. the right and license to use the office space leased by Management at the Facility in connection with the operation of Panariello, PT, P.C.'s business at the Facility, and the right and license to operate its business at the Facility. In connection therewith, Panariello, PT, P.C. agrees to pay the fixed rental amounts set forth in paragraphs (a) and (b) of Schedule A hereto. The failure of Panariello, PT, P.C. to pay such fixed rental amounts in accordance with this Agreement shall be deemed a default hereunder pursuant to the provisions of Paragraph 10.1 hereof. Management hereby further grants to Panariello, PT, P.C. the right and license to use the name "Professional Sports Care" in connection with the Facility and with the operation of Panariello, PT, P.C.'s business therein. Panariello, PT, P.C. agrees to maintain the highest professional standards of


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quality in providing physical therapy services. The term of the license granted herein shall be coextensive with the term of this Agreement. Nothing herein shall give Panariello, PT, P.C. any right, title or interest in the licensed name or Facility except the right to use the license name and Facility in accordance with the terms of this Agreement.

          Subject to all times to the direction, review and final approval of Panariello, PT, P.C., Management shall exert reasonable commercial efforts to seek new business for Panariello, PT, P.C. and to advertise, promote and market or cause to be advertised, promoted and marketed, Panariello, PT, P.C.'s services through any and all media determined to be beneficial to Panariello, PT, P.C.'s business and consistent with the applicable laws and regulations governing Panariello, PT, P.C.'s professional practice (the "Promotion Campaign"). The Promotion Campaign may include, but shall not necessarily be limited to, advertisements in magazines, newspapers and other publications, mailings, seminars and telemarketing. Management shall consult with Panariello, PT, P.C. in connection with the Promotion Campaign prior to implementing each part thereof.

          Panariello, PT, P.C. shall not use any of the following words, or words similar thereto, to describe, advertise or promote any professional or other service rendered by Panariello, PT, P.C. therein: "Facility," "Institution," "Clinic" or "Center" or any other words that could cause the appropriate regulatory bodies to deem Panariello, PT, P.C. to be operating a health care facility subject to state facility licensing statutes.

          7. COMPENSATION OF MANAGEMENT.

          Management shall be compensated for the goods, services and facilities provided hereunder according to Schedule A attached hereto.


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          To the extent that Panariello, PT, P.C. shall not generate adequate revenues to timely compensate Management as provided hereinabove, Management may, in its discretion, advance amounts required to meet Panariello, PT, P.C.'s ongoing operating expenses for Panariello, PT, P.C.'s benefit. Such advances shall be evidenced by a demand Note(s) in the form attached hereto as Exhibit B, and secured by the Collateral described in the Security Agreement attached hereto as Exhibit C.

          8. TERMINATION.

          Management or Panariello, PT, P.C. may terminate this Agreement, with or without cause, upon ninety (90) days' prior notice to the other party.

          9. INDEMNIFICATION.

          Panariello, PT, P.C. shall indemnify and hold harmless Management from and against any and all damages, liabilities, actions, suits, proceedings, claims, threats, demands, losses, costs and expenses (including attorney's and expert's fees) arising out of or in connection with: (a) the negligent or intentionally wrongful acts or omissions of Panariello, PT, P.C., its agents, servants, employees and independent contractors whether or not in connection with the services to be exclusively provided by Panariello, PT, P.C. under this Agreement; and (b) any breach of or default of Panariello, PT, P.C. under any covenant, promise, agreement, representation or warranty set forth in this Agreement.

          Management shall indemnify and hold harmless Panariello, PT, P.C. from and against any and all damages, liabilities, actions, suits, proceedings, claims, threats, demands, losses, costs and expenses (including attorney's and expert's fees) arising out of or in connection with: (a) the negligent or intentionally wrongful acts or omissions of Management,


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its agents, servants, employees and independent contractors in connection with the services to be provided by Management under this Agreement; and (b) any breach of or default by Management under any covenant, promise, agreement, representation or warranty set forth in this Agreement.

          10. EVENTS OF DEFAULT.

          The following shall constitute events of default under this Agreement:

          10.1 Failure to Perform.

          The breach by either Management or Panariello, PT, P.C. of any covenants, promises, agreements, representations and warranties provided by this Agreement, and the failure of Management or Panariello, PT, P.C., as the case may be, to cure any such breach within ten days following receipt of written notice thereof from the other party, provided that there shall be no more than three opportunities to cure a breach within any consecutive 12- month period during the term of this Agreement.

          10.2 Insolvency Proceedings.

          The filing by either Panariello, PT, P.C. or Management of a petition commencing a voluntary case under the federal bankruptcy law; a general assignment by either Panariello, PT, P.C. or Management for the benefit of creditors; an admission in writing by either Panariello, PT, P.C. or Management of its inability to pay its debts as they become due; the filing by either Panariello, PT, P.C. or Management of any petition or answer in any proceeding seeking for itself, or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by either Panariello, PT, P.C. or Management of


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an answer or other  pleading  admitting or failing to deny,  or to contest,  the material allegations of the petition filed against it in any such proceeding; the seeking or consenting to, or acquiescence by either Panariello, PT, P.C. or Management in the appointment of any trustee, receiver, or liquidator of it, or any part of its property; and the commencement against either Panariello, PT, P.C. or Management, of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

          Upon any such default, this Agreement shall terminate and the defaulting party shall thereafter be liable and responsible to the non-defaulting party for all damages sustained or incurred by reason of such default and for all other relief and remedies available to the non-defaulting party by reason of such default.

          11. RELATIONSHIP OF THE PARTIES.

          The parties hereto agree that in performing its duties hereunder, Management shall be acting as an independent contractor. Nothing contained in this Agreement shall constitute Panariello, PT, P.C. and Management as partners, joint venturers, or either agents, servants or employees of one another, any such intent being hereby expressly disclaimed.

          12. RESTRICTIVE COVENANTS.

          Management and Panariello, PT, P.C. acknowledge and agree that their relationship as set forth in this Agreement is of a special and unusual character which has a unique value to them, the loss of which cannot be adequately compensated by damages in an action of law, and if used in competition with Management could cause serious harm to


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Management. Further, the parties recognize that Management's marketing, accounting, billing, collection, scheduling, reporting, quality control, educational, data processing and procurement systems and methods have all been developed over an extended period of time at great cost to Management and are proprietary in nature. Panariello, PT, P.C. also acknowledges and agrees that Management's contacts and reputation in the physical therapy equipment, sports, rehabilitative medicine, financial and advertising industries were developed over an extended period of time at great cost and are hereunder made available to Panariello, PT, P.C. Accordingly, Panariello, PT, P.C. and Robert Panariello, PT, covenant that for a period of one (1) year after the termination of this Agreement or any extensions thereof, or ceasing relationship with Management, neither Panariello, PT, P.C. nor Robert Panariello, PT shall (as an employee, owner, partner, agent, shareholder, director, officer or otherwise) directly or indirectly, without the prior written consent of Management, do any of the following within one (1) mile from any of the Facility:

          12.1 Offer to render, solicit the rendition of, render or attempt to render any services which were rendered by Management to or for the benefit or account of Panariello, PT, P.C. or Robert Panariello, PT to or for the benefit or account of any other person or entity.

          12.2 Retain or attempt to retain any entity to provide to Panariello PT, P.C. or Robert Panariello, PT or any services which were rendered by Management to or for the account of Panariello, PT, P.C. or Robert Panariello, PT or to or for the benefit or account of any other person or entity.

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          12.3 Solicit for employment or employ to or for the benefit or account of Panariello, PT, P.C. or Robert Panariello, PT or to or for the benefit or account of any other person or entity any employee of Management, nor shall Panariello, PT, P.C. or Robert Panariello, PT urge, directly or indirectly, any client, customers, or account of Management to discontinue, in whole or in part, business with Management or not to do business with Management.

          12.4 Engage, either as a consultant, independent contractor, proprietor, shareholder, partner, officer, director, employee or otherwise, in any business which provides services similar to those rendered by Management herein or otherwise competes with Management.

          12.5 The parties hereto agree that to the extent than any provision of Paragraph 12 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

          12.6 As the violation by Panariello, PT, P.C. or Robert Panariello, PT of the provisions of Paragraph 12 of this Agreement would cause irreparable injury to Management,


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and there is no adequate remedy at law for such violation, Management shall have the right, in addition to any other remedies available at law or in equity, to enjoin Panariello, PT, P.C. and Robert Panariello, PT in a court of equity from violating such provisions. For purposes of Paragraph 12 "termination" or "ceasing" relationship with Management shall be defined as the time when Management or Panariello PT, P.C. exercise their option to cancel the Management Agreement or when Robert Panariello, PT does not provide physical therapy therapeutic services exclusively for Panariello, PT, P.C. or should Robert Panariello, PT become disabled.

          13. NOTICES.

          All notices, requests, demands, consents and other communication, which are required or may be given under this Agreement (collectively, the "Notices") shall be tin writing and shall be given either by (a) personal delivery against a receipted copy; or (b) by certified or registered United States mail, return receipt requested, postage prepaid, to the following address:

          13.1 If to Management:

                  Professional Sports Care Huntington, L.P.
                  c/o Professional Sports Care Management, Inc.
                  550 Mamaroneck Avenue
                  Harrison, New York  10528

                  Attention: Mr. Russell F. Warren, Jr.

                  with copy to:

                  Andrew W. Bank, Esq.
                  Gould & Wilkie
                  One Chase Manhattan Plaza
                  New York, New York  10005


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          13.2    If to Panariello, PT, P.C.:

                  Nassau West Omni
                  333 Earl Ovington Boulevard
                  Uniondale, New York 11553

                  Attention:  Robert Panariello, PT

                  with a copy to:

                  Mr. Pat Martorella
                  Fisher & Martorella
                  99 Tulip Avenue
                  Floral Park, New York 11001

or to such other address of which Notice in accordance with this Section shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section and shall be deemed received when given in such manner.

          14. SPECIFIC PERFORMANCE.

          The parties hereto recognize that all parties' remedies at law for damages in the event of breach of this Agreement may be inadequate. Accordingly, it is the intention of the parties that the obligations and duties of the parties hereunder shall be enforceable in a court of appropriate jurisdiction by specific performance.

          15. ENTIRE AGREEMENT: MODIFICATION.

          This Agreement represents the full, entire and integrated agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings. This Agreement may not be modified, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

          16. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.


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          All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement.

          17. ASSIGNABILITY.

          This Agreement shall not be assignable by Panariello, PT, P.C. without the prior written consent of Management.

          18. BINDING EFFECT: BENEFIT.

          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, remedies, obligations or liabilities.

          19. GENERAL.

              19.1 Headings.

          The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretations of this Agreement.

              19.2 Governing Law.

          This Agreement shall be construed and performed in accordance with, and governed by, the laws of the State of New York.

              19.3 Invalidity of Sections.

          If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected, but shall continue in full force and effect.

              19.4 Use of Genders.


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          Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

              19.5 Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, sealed and delivered in their respective names on the date first above written.

ATTEST:                                 ROBERT PANARIELLO, PT, P.C.



By______________________            By_____________________________
  Secretary                             President


ATTEST:                                 PROFESSIONAL SPORTS CARE
                                        HUNTINGTON, L.P.
                                    By: Professional Sports Care
                                        Management, Inc., General
                                        Partner


By_______________________          By ______________________________
  PATRICK J. WACK, JR.                 RUSSELL F. WARREN, JR.
  Secretary                            President







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                                    EXHIBIT A

                             AUTHORIZED SIGNATORIES






                             Russell F. Warren, Jr.
                              Patrick J. Wack, Jr.
                              Michael P. Neuscheler
                             Robert Panariello, PT.








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                                   SCHEDULE A

                     SCHEDULE OF COMPENSATION DUE MANAGEMENT
             UNDER SECTION 7 OF THE RESTATED AND AMENDED MANAGEMENT
                       AND LICENSE AGREEMENT ("AGREEMENT")

          a) Fixed Rental of Facility space and leasehold improvements, pursuant to Paragraph 6 of the Agreement in the amount of $72,000.00 per year.

          b) Fixed Rental of furniture, fixtures and equipment provided to the Facility in the amount of $31,000.00 per year.

          c) A Management Fee of $30,000.00 per year, payable in equal monthly installments of $2,500.00 per month on the first day of each and every month of the Agreement and subject to renegotiation by either party thereto on each yearly anniversary of the Agreement. Such Management Fee is intended to compensate Management for its unallocated overhead and profit based upon the parties' estimated volume of 5,000 patient treatments per year by Panariello, PT, P.C. To the extent that Panariello, PT, P.C.'s annual treatment volume exceeds such amount, Management shall be entitled to an additional unallocated overhead and profit compensation of $20.00 for each excess patient treatment. This additional compensation to Management shall be due and owing without regard to revenue and profits.

          d) Monthly reimbursement of all Management's direct costs (i.e., payroll, supplies, travel, etc.) allocated to Panariello, PT, P.C. in the absolute discretion of Management.

          e) Monthly reimbursement of all of Management's direct costs for marketing and advertising under the Agreement as allocated to Panariello, PT, P.C. in the absolute


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discretion of Management, with a ten (10%) percent markup for overhead and administration and a fifteen (15%) percent markup for profit on such costs.

          f) A monthly License Fee of $0.00 for the license of the name granted to Panariello, PT, P.C. in Paragraph 6 of the Agreement.